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                                   Exhibit 11

                   CITIZENS FIRST BANCORP, INC. AND SUBSIDIARY
                         COMPUTATION OF PER SHARE INCOME

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

(dollars in thousands, except per share amounts)                 For the Six Months
                                                                    Ended June 30
Income                                                            1994           1993
   Income before extraordinary credit and change
     in accounting principle                                   $18,981        $14,216
   Less:  Preferred cash dividend requirements                      76             87
1. Amount applicable to common shares - primary                $18,905        $14,129

   Income before cumulative effect of change in
     accounting principle                                      $18,981        $14,216
   Plus:  Interest on convertible debentures, net
     of federal income tax                                         417            423
2. Amount applicable to common shares - fully diluted          $19,398        $14,639

   Net income                                                  $18,981        $21,384
   Less:   Preferred cash dividend requirements                      -             87
3. Amount applicable to common shares - primary                $18,981        $21,297

   Net income                                                  $18,981        $21,384
   Plus:   Interest on convertible debentures, net
     of federal income tax                                         417            423
4. Amount applicable to common shares - fully diluted          $19,398        $21,807


Number of Shares
   Weighted average common shares issued                    50,061,871     49,968,309
   Less:   Average shares held in the treasury                 146,690        146,690
   Plus:   Average common share equivalent - primary           425,516        268,744
5. Average primary shares                                   50,340,697     50,090,363
   Plus:  Average preferred converted to common shares         574,400        613,036
          Average debentures converted to common shares      1,863,591      1,863,591
          Average common share equivalent - fully diluted       40,284         57,893
6. Average fully diluted shares                             52,818,971     52,624,883


Income Per Common Share
   Primary
    Income before cumulative effect of change in
      accounting principle (line 1 divided by line 5)             $.38           $.28
    Net income (line 3 divided by line 5)                          .38            .43
   Fully diluted
    Income before cumulative effect of change in
      accounting principle (line 2 divided by line 6)              .37            .27
    Net income (line 4 divided by line 6)                          .37            .41

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